Exhibit 99.1

For Immediate Release:	Ian J. McAdams Interim Co-Chief Financial Officer (914) 921 5078 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Second Quarter Results

-	Book Value per share ended the quarter at $41.41 per share vs $40.30 at June 30, 2022

-	AUM: $1.55 billion at June 30, 2023 compared to $1.80 billion at June 30, 2022

-	Board approves $0.20 per share Shareholder Designated Charitable Contribution ("SDCC")

Greenwich, CT, August 9, 2023 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the second quarter ended June 30, 2023.

Financial Highlights - GAAP Basis

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
AUM - end of period (in millions)	$1,549	$1,802	$1,549	$1,802
AUM - average (in millions)	1,640	1,851	1,740	1,826

Revenues	2,382	2,546	4,847	5,128
Operating loss before management fee (Non-GAAP)	(2,927)	(2,211)	(5,517)	(5,517)
Investment and other non-operating income/(loss), net	8,611	(35,917)	33,346	(50,964)
Income/(loss) before income taxes	5,140	(38,128)	24,742	(56,481)

Net income/(loss)	3,371	(29,887)	21,125	(46,073)
Net income/(loss) per share-diluted	0.15	(1.36)	0.96	(2.09)

Class A shares outstanding (000's)	2,763	3,052	2,763	3,052
Class B " "	18,963	18,963	18,963	18,963
Total " "	21,726	22,015	21,726	22,015
Book Value Per Share	$41.41	$40.30	$41.41	$40.30

Second Quarter Financial Data

-	Assets under management ended the quarter at $1.55 billion versus $1.80 billion at June 30, 2022.

-	Book value was $41.41 per share compared to $40.30 per share at June 30, 2022.

-	For the first six months, Investment and other non-operating income was $33.3 million versus a loss of $51.0 million in the year-ago period. The nearly $84 million year to date positive swing reflects market appreciation in the current period versus a decline in the first half of 2022.

Second Quarter Results

Second quarter revenues were $2.4 million compared to $2.5 million in the second quarter of 2022. Total operating expenses, excluding management fee, were $5.3 million compared to $4.8 million in the comparable 2022 period. The difference is primarily due to higher stock based compensation expense in the 2023 quarter.

Net investment and other non-operating income was $8.6 million for the second quarter, a $44.5 million swing from the $35.9 million loss in the second quarter of 2022. The primary drivers of this quarter's results included gains from our mutual fund and GAMCO holdings, various partnership investments and interest income. Interest income reflected higher interest rates in the 2023 quarter as compared to 2022.

Management fee was $0.5 million. There was no management fee in the second quarter of 2022 due to pre-tax losses.

Our income tax expense of $1.8 million for the quarter compares to a benefit of $8.0 million in the comparable period of 2022. The effective tax rate applied to our pre-tax income for the quarter ended June 30, 2023 was 35.8%. The effective rate in calendar 2023 is primarily driven by a deferred tax expense from a foreign investment, increasing the current quarter's effective tax rate.

Assets Under Management (AUM)

Assets under management at June 30, 2023 were $1.55 billion, $293 million lower than 2022 due to net outflows of $287 million and a market decline of $17 million, partially offset by the impact of currency fluctuations of non-US dollar classes of investment funds of $11 million.

	June 30,	December 31,	June 30,
	2023	2022	2022
($ in millions)
Merger Arbitrage(a)	$1,286	$1,588	$1,591
Long/Short Value(b)	230	222	174
Other	33	32	37
Total AUM	$1,549	$1,842	$1,802

(a) Includes $579, $856, and $866 of sub-advisory AUM related to GAMCO International SICAV - GAMCO Merger Arbitrage, and $141, $206 and $66 of 100% U.S. Treasury Fund managed by GAMCO at June 30, 2023, December 31, 2022 and June 30, 2022, respectively.

(b) AUM represents the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the second quarter 2023, the longest continuously offered fund in the merger arbitrage strategy generated gross returns of -0.24% (-0.50% net of fees). A summary of the performance is as follows:

					Full Year
Performance%(a)	2Q '23	2Q '22	YTD '23	YTD '22	2022	2021	2020	2019	5 Year(b)	Since 1985(b)(c)
Merger Arb
Gross	-0.24	-3.05	-0.63	-2.24	4.47	10.81	9.45	8.55	6.84	10.06
Net	-0.50	-3.18	-1.13	-2.73	2.75	7.78	6.70	5.98	4.59	7.11

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through June 30, 2023

(c) Inception Date: February 1985

Merger and acquisitions activity was stronger in the second quarter, increasing 33% compared to the first quarter of 2023, and it marked the strongest quarter for new deal activity in the last 12 months. The Healthcare sector has been the most active for dealmaking in 2023, with deals totaling $188 billion, an increase of 43% compared to 2022 levels and the sector accounted for 14% of all M&A. Energy & Power and Technology each accounted for 14% of dealmaking in the first half. Private Equity accounted for 21% of total M&A in the first half, down from 26% in 2022, as total volume reached $279 billion, a decline of 49% compared to the first half of 2022. We believe that despite recent mark-to-market volatility, we remain well positioned to earn absolute returns for our clients.

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS and a London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Charitable Contributions, Shareholder Dividends and Buybacks

AC seeks to be a good corporate citizen by supporting our community through sponsoring local organizations. On August 9, 2023, the Board of Directors approved a $4.3 million, or $0.20 per share, shareholder designated charitable contribution ("SDCC") for registered shareholders. Including the current contribution, Associated Capital's SDCC program totals approximately $38 million in donations made on behalf of shareholders, to over 190 501(c)(3) organizations across the United States.

On May 10, 2023, the Board of Directors declared a semi-annual dividend of $0.10 per share which was paid on June 29, 2023 to shareholders of record on June 15, 2023.

During the second quarter, AC repurchased 211,870 Class A shares, for $7.6 million, at an average price of $35.95 per share.

Since our spin-off from GAMCO on November 30, 2015, AC has returned $165.7 million to shareholders through share repurchases, exchange offers and dividends of $34.3 million.

At June 30, 2023, there were 2.763 million Class A shares and 18.963 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000's)	2023	2022

Operating loss - GAAP	$(8,604)	$(5,517)

Add: management fee expense (1)	3,087	-

Operating loss before management fee - Non-GAAP	$(5,517)	$(5,517)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the six months ended June 30, 2023 and 2022, Income before management fee, income taxes and excluding consolidated entities was income of $30,869 and loss of $58,957, respectively. As a result, $3,087 was accrued for the 10% management fee expense in 2023. There was no management fee accrual in 2022 due to the loss in that period.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	June 30,	December 31,	June 30,
	2023	2022	2022
ASSETS

Cash, cash equivalents and US Treasury Bills	$382,382	$404,463	$369,237	(a)
Investments in securities and partnerships	445,585	435,610	468,335
Investment in GAMCO stock	46,087	36,683	50,526
Receivable from brokers	28,767	12,072	22,184
Income taxes receivable, including deferred tax assets, net	7,510	10,320	8,179
Other receivables	1,561	6,324	1,426
Other assets	21,621	22,218	24,708
Investments in marketable securities held in trust	-	-	175,420	(a)
Total assets	$933,513	$927,690	$1,120,015

LIABILITIES AND EQUITY

Payable to brokers	$9,917	$7,784	$12,107
Compensation payable	11,005	13,936	5,941
Securities sold short, not yet purchased	3,927	2,874	3,569
Accrued expenses and other liabilities	2,011	2,707	2,181	(a)
Deferred underwriting fee payable	-	-	6,125	(a)
PMV warrant liability	-	-	908	(a)
Total liabilities	$26,860	$27,301	$30,831

Redeemable noncontrolling interests	7,086	10,193	203,327	(a)

Total Associated Capital Group, Inc. equity	899,567	890,196	887,294
Noncontrolling interests	-	-	(1,437)
Total equity	899,567	890,196	885,857

Total liabilities and equity	$933,513	$927,690	$1,120,015

(a) Amounts related to PMV Sponsor and SPAC were deconsolidated during the quarter ended September 30, 2022 and resulted in a reduction of $176.9 million of assets, $7.4 million of liabilities and $165.0 million of Redeemable noncontrolling interests.

(1) Certain captions include amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote 4 of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended June 30, 2023 for more details on the impact of consolidating these entities.

(2) Investment in GAMCO stock: 2,405,370, 2,417,500 and 2,417,500 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Investment advisory and incentive fees	$2,280	$2,451	$4,691	$4,937
Other revenues	102	95	156	191
Total revenues	2,382	2,546	4,847	5,128

Compensation	3,789	3,007	7,359	6,940
Other operating expenses	1,520	1,750	3,005	3,705
Total expenses	5,309	4,757	10,364	10,645

Operating loss before management fee	(2,927)	(2,211)	(5,517)	(5,517)

Investment gain/(loss)	3,297	(37,803)	23,808	(53,413)
Interest and dividend income from GAMCO	177	120	273	273
Interest and dividend income, net	5,635	1,766	10,634	2,384
Shareholder-designated contribution	(498)	-	(1,369)	(208)
Investment and other non-operating income/(loss), net	8,611	(35,917)	33,346	(50,964)

Income/(loss) before management fee and income taxes	5,684	(38,128)	27,829	(56,481)
Management fee	544	-	3,087	-
Income/(loss) before income taxes	5,140	(38,128)	24,742	(56,481)
Income tax expense/(benefit)	1,840	(8,036)	3,420	(12,884)
Income/(loss) before noncontrolling interests	3,300	(30,092)	21,322	(43,597)
Income/(loss) attributable to noncontrolling interests	(71)	(205)	197	2,476
Net income/(loss) attributable to AC	$3,371	$(29,887)	$21,125	$(46,073)

Net income/(loss) per share attributable to AC:
Basic	$0.15	$(1.36)	$0.96	$(2.09)
Diluted	$0.15	$(1.36)	$0.96	$(2.09)

Weighted average shares outstanding:
Basic	21,870	22,036	21,920	22,045
Diluted	21,870	22,036	21,920	22,045

Actual shares outstanding - end of period	21,726	22,015	21,726	22,015

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.